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                                                                    EXHIBIT 99.5

                                 PENTACOM LTD.
                             1999 SHARE OPTION PLAN


                                    ARTICLE I
                               GENERAL PROVISIONS

1. PURPOSE OF THE PLAN

        This 1999 Share Option Plan is intended to promote the interests of PentaCom Ltd., an Israeli company, by providing eligible persons in the Company's employ or service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to continue in such employ or service.

        Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

2. STRUCTURE OF THE PLAN

        2.1 The Plan shall consist of the Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase Shares of the Company.

        2.2 The provisions of the Plan shall apply to the Option Grant Program and shall accordingly govern the interests of all persons under the Plan.

3. ADMINISTRATION OF THE PLAN

        3.1 The Plan shall be administered by the Board. However, any or all administrative functions otherwise exercisable by the Board may be delegated to the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

        3.2 The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding options thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any option thereunder.

4. ELIGIBILITY

        4.1 The persons eligible to participate in the Plan are as follows:

               (i)    Employees,


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               (ii)   non-employee members of the Board or the non-employee
                      members of the board of directors of any Parent or Subsidiary, and

               (iii) consultants and other independent advisors who provide services to the Company (or any Parent or Subsidiary).

        4.2 The Plan Administrator shall have full authority to determine, with respect to the grants made under the Option Grant Program, which eligible persons are to receive the option grants, the time or times when those grants are to be made, the number of Shares to be covered by each such grant, the status of the granted option as an Incentive Option, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding.

        4.3 The Plan Administrator shall have the absolute discretion either to grant options in accordance with the Option Grant Program.

5. SHARES SUBJECT TO THE PLAN

        5.1 The Shares issuable under the Plan shall be Ordinary Shares of the Company. The maximum number of Shares which may be issued over the term of the Plan shall not exceed 64,000,000 Shares.

        5.2 Shares subject to outstanding options shall be available for subsequent issuance under the Plan to the extent (i) the options expire or terminate for any reason prior to exercise in full or (ii) the options are cancelled in accordance with the cancellation-regrant provisions of Article B.

        5.3 Should any change be made to the Company's share capital by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan and (ii) the number and/or class of securities and the exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Plan Administrator shall be final, binding and conclusive. In no event shall any such adjustments be made in connection with the conversion of one or more outstanding shares of the Company's preferred shares into Ordinary Shares.

                                   ARTICLE II
                              OPTION GRANT PROGRAM

1. OPTION TERMS

        Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of Section 1.7 of this Article B.


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        1.1 EXERCISE PRICE

               (i) The exercise price per share shall be fixed by the Plan Administrator and may be less than, equal to or greater than the Fair Market Value per share on the option grant date, except in the case of Incentive Options, as described in Section 1.7.

               (ii) The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article C and the documents evidencing the option, be payable in cash or check made payable to the Company.

        1.2 EXERCISE AND TERM OF OPTIONS. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option grant. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

        1.3 EFFECT OF TERMINATION OF SERVICE.

               (i) The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

                      (a) Should the Optionee cease to remain in Service for any reason other than death, Permanent Disability or Misconduct, then the Optionee shall have a period of three (3) months following the date of such cessation of Service during which to exercise each outstanding option held by such Optionee.

                      (b) Should Optionee's Service terminate by reason of Permanent Disability, then the Optionee shall have a period of twelve (12) months following the date of such cessation of Service during which to exercise each outstanding option held by such Optionee.

                      (c) If the Optionee dies while holding an outstanding option, then the personal representative of his or her estate or the person or persons to whom the option is transferred pursuant to the Optionee's will or the laws of inheritance shall have a twelve
                             (12)-month period following the date of the Optionee's death to exercise such option.

                      (d) Under no circumstances, however, shall any such option be exercisable after the specified expiration of the option term.

                      (e) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee's cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding


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                             for any vested shares for which the option has not
                             been exercised. However, the option shall, immediately upon the Optionee's cessation of Service, terminate and cease to be outstanding with respect to any and all option shares for which the option is not otherwise at the time exercisable or in which the Optionee is not otherwise at that time vested.

                      (f) Should Optionee's Service be terminated for Misconduct, then all outstanding options held by the Optionee shall terminate immediately and cease to remain outstanding.

               (ii) The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

                      (a) extend the period of time for which the option is to remain exercisable following the Optionee's cessation of Service or death from the limited period otherwise in effect for that option to such greater period of ` time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested Shares for which such option is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested under the option had the Optionee continued in Service.

        1.4 SHAREHOLDER RIGHTS. The holder of an option shall have no shareholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become the recordholder of the purchased shares.

        1.5 LIMITED TRANSFERABILITY OF OPTIONS. During the lifetime of the Optionee, options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Optionee's death.

        1.6 WITHHOLDING. Upon the exercise of any options pursuant to the Plan, the Company shall be fully entitled to withhold from the relevant Optionee's salary all and any taxes arising as a consequence of such exercise, including without limitation, taxes relating to Income, capital gains and national insurance ("Taxes").

        1.7 INCENTIVE OPTIONS. The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section 1.7, all the provisions of Articles A, B and C shall be applicable to Incentive Options.

               (i) ELIGIBILITY. Incentive Options may only be granted to American Employees.


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               (ii)   EXERCISE PRICE. The exercise price per share shall not be
                      less than one hundred percent (100%) of the Fair Market Value per Ordinary Share on the option grant date.

               (iii) DOLLAR LIMITATION. The aggregate Fair Market Value of the shares of Ordinary Shares (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Company or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand U.S. Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

               (iv) 10% SHAREHOLDER. If any Employee to whom an Incentive Option is granted is a 10% Shareholder' then the option term shall not exceed five (5) years measured from the option grant date.

2. COMPANY TRANSACTION

        2.1 The shares subject to each option outstanding under the Plan at the time of a Company Transaction shall, automatically vest in full so that each such option shall, immediately prior to the effective date of the Company Transaction, become fully exercisable for all of the Shares at the time subject to that option and may be exercised for any or all of those shares as fully-vested share. However, the Shares subject to an outstanding option shall not vest on such an accelerated basis if and to the extent: (i) such option is assumed by the acquirer of the Company or successor company (or parent thereof) in the Company Transaction and the Company's repurchase rights with respect to the unvested option shares are concurrently assigned to such successor company (or parent or any affiliate thereof) or (ii) such option Is to be replaced with a cash incentive program of the successor company which preserves the spread existing on the unvested option shares at the time of the Company Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested option shares. Immediately following the consummation of the Company Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor company (or parent thereof).

        2.2 Each option which is assumed in connection with a Company Transaction shall be appropriately adjusted, immediately after such Company Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Company Transaction, had the option been exercised immediately prior to such Company Transaction. Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of such Company Transaction and (ii) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.


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        2.3 The Plan Administrator shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration (in whole or in part) of one or more outstanding options (and the immediate termination of the Company's repurchase rights with respect to the shares subject to those options) upon the occurrence of a Company Transaction, whether or not those options are to be assumed in the Company Transaction.

        2.4 The Plan Administrator shall also have full power and authority, exercisable either at' the time the option is granted or at any time while the option remains outstanding, to structure such option so that the shares subject to that option will automatically vest on an accelerated basis should the Optionee's Service terminate by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Company Transaction in which the option is assumed and the repurchase rights applicable to those shares do not otherwise terminate. Any option so accelerated shall remain exercisable for the fully-vested option shares until the earlier of the expiration of the option term or (ii) the expiration of the one (1) year period measured from the effective date of the Involuntary Termination. In addition, the Plan Administrator may provide that one or more of the Company's outstanding repurchase rights with respect to shares held by the Optionee at the time of such Involuntary Termination shall immediately terminate on an accelerated basis, and the shares subject to those terminated rights shall accordingly vest at that time.

        2.5 The portion of any Incentive Option accelerated in connection with a Company Transaction shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand U.S. Dollar limitation is not exceeded. To the extent such is exceeded, the accelerated portion of such option shall not be exercisable as an Incentive Option under the United States Federal tax laws.

3. CANCELLATION AND RE-GRANT OF OPTIONS

        The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Option Grant Program and to grant in substitution new options covering the same or different number of Shares but with an exercise price per share based on the Fair Market Value per share on the new grant date.

                                   ARTICLE III
                                  MISCELLANEOUS

1. FINANCING

        The Plan Administrator may permit any Optionee or Participant to pay the option exercise price under the Option Grant Program by delivering a full recourse, interest bearing promissory note payable in one or more installments and secured by the purchased shares. The terms of any such promissory note (including the interest rate and the terms of repayment) shall be established by the Plan Administrator in its sole discretion. In no event shall the maximum credit available to the Optionee or Participant exceed the sum of (i) the aggregate option exercise


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price or purchase price payable for the purchased shares plus (ii) any Taxes incurred by the Optionee or the Participant in connection with the option exercise or share purchase.

2. EFFECTIVE DATE AND TERM OF THE PLAN

        2.1 The Plan shall become effective when adopted by the Board and the Company's shareholders, but no option granted under the Plan may be exercised, and no shares shall be issued under the Plan, until the Plan is approved by the Company's shareholders. If such shareholder approval is not obtained within twelve (12) months after the date of the Board's adoption of the Plan, then all options previously granted under the Plan shall terminate and cease to be outstanding, and no further options shall be granted and no shares shall be issued under the Plan. Subject to such limitation, the Plan Administrator may grant options and issue shares under the Plan at any time after the effective date of the Plan and before the date fixed herein for termination of the Plan.

        2.2 The Plan shall terminate upon the earliest of (i) the expiration of the ten (10)-year period measured from the date the Plan is adopted by the Board, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with a Company Transaction. All options and unvested share issuances outstanding at the time of a clause (i) termination event shall continue to have full force and effect in accordance with the provisions of the documents evidencing such options or issuances.

3. AMENDMENT OF THE PLAN

        3.1 The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect any rights and obligations with respect to options at the time outstanding under the Plan, unless the Optionee or the Participant consents to such amendment or modification. In addition, all amendment shall receive the approval of the general meeting of the Company's shareholders, and provided that for so long as the Founders or their Affiliates (as such terms are defined in the Company's Articles of Association) shall own shares of the Company at least one of the Founders or their Affiliates shall have voted in favor of such amendment.

        3.2 Options to purchase Shares may be granted under the Option Grant Program which are in each instance in excess of the number of Shares then available for issuance under the Plan, provided any excess Shares actually issued under those programs shall be held in escrow until there is obtained shareholder approval of an amendment sufficiently increasing the number of shares available for issuance under the Plan. If such shareholder approval is not obtained within twelve (12) months after the date the first such excess grants or issuances are made, then (i) any unexercised options granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Company shall promptly refund to the Optionees and the Participants the exercise or purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled and cease to be outstanding.


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4. USE OF PROCEEDS

        Any cash proceeds received by the Company from the sale of shares under the Plan shall be used for general company purposes.

5. REGULATORY APPROVALS

        The implementation of the Plan, the granting of any option under the Plan and the issuance of any shares (i) upon the exercise of any option or (ii) under the Share Issuance Program shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the shares issued pursuant to it.

6. NO EMPLOYMENT OR SERVICE RIGHTS

        Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person's Service at any time for any reason, with or without cause.


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                                    APPENDIX

        The following definitions shall be in effect under the Plan:

I.      BOARD shall mean the Company's Board of Directors.

II. COMMITTEE shall mean a committee of one (1) or more Board members appointed by the Board to exercise one or more administrative functions under the Plan.

III. COMPANY TRANSACTION shall mean either of the following shareholder-approved transactions to which the Company is a party:

               (a) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

               (b) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company;

               (c) any sale of Shares by the shareholders of the Company in such aggregate amount as shall exceed fifty percent (50%) of the Shares beneficially held by them.

IV. COMPANY shall mean PentaCom Ltd., an Israeli company, and any successor company to all or substantially all of the assets or voting stock of PentaCom Ltd. which shall by appropriate action adopt the Plan.

V. EMPLOYEE shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

VI. EXERCISE DATE shall mean the date on which the Company shall have received written notice of the option exercise.

VII. FAIR MARKET VALUE per share on any relevant date shall be determined in accordance with the following provisions:

               (a) If the Shares are at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of the Shares on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no closing selling price for the Ordinary Shares on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

               (b) If the Shares are at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share on the date in


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                      question on the Stock Exchange determined by the Plan
                      Administrator to be the primary market for the Shares, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Shares on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

               (c) If the Shares is at the time neither listed on any Stock Exchange nor traded on the Nasdaq National Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

VIII. INCENTIVE OPTION shall mean an option which satisfies the requirements of United States Internal Revenue Code Section 422.

IX. INVOLUNTARY TERMINATION shall mean the termination of the Service of any individual which occurs by reason of:

               (a) such individual's involuntary dismissal or discharge by the Company for reasons other than Misconduct, or

               (b) such individual's voluntary resignation following (A) a change in his or her position with the Company which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual's place of employment by more than fifty
                      (50) kilometers provided and only if such change, reduction or relocation is effected without the individual's consent.

X. MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in the Service of the Company (or any Parent or Subsidiary).

XI. OPTION GRANT PROGRAM shall mean the option grant program in effect under the Plan.

XII. OPTIONEE shall mean any person to whom an option is granted under the Option Grant Program.

XIII. PARENT shall mean any Company (other than the Company) in an unbroken chain of companies ending with the Company, provided each company in the unbroken chain


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        (other  than the Company) owns, at the time of the determination, stock possessing Fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chain.

XIV. PERMANENT DISABILITY shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve
        (12) months or more.

XV. PLAN shall mean the Company's 1999 Share Option Plan, as set forth in this document.

XVI. PLAN ADMINISTRATOR shall mean either the Board or the Committee acting in its capacity as administrator of the Plan.

XVII. SERVICE shall mean the provision of services to the Company (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant.

XVIII. STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.

XIX. SUBSIDIARY shall mean any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company (other than the last company) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

XX. 10% SHAREHOLDER shall mean the owner of stock (as determined under United States Internal Revenue Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or any Parent or Subsidiary).